                                                                 EXHIBIT 10.7


                           SPECIAL STIPULATIONS RIDER

     THIS Special Stipulations Rider is incorporated within and made a part of the Lease dated February [10], 1996 by and between JFJ Real Estate Limited Partnership, as Landlord and 800 Travel Systems, Inc., as Tenant.

     1. Punch List: Latent Defects. Notwithstanding the provisions of Section
2.03 of the Lease, following Substantial Completion of Landlord's Work, Landlord and Tenant shall make a joint inspection of the Premises for the purposes of determining any workmanship in need of correction or items of omitted work (collectively, "punch list items"). The extent of these punch list items shall be submitted to Landlord in writing within ten days after the joint inspection of the Premises, and landlord agrees, at its sole cost and expense, not to exceed $400,000, to promptly repair, replace or complete those items contained in the punch list to the reasonable satisfaction of Tenant. Notwithstanding the provisions of this Special Stipulation Rider No. 1, completion of any punch list items will not affect commencement of the Lease term.

     Tenant shall have a period of three (3) months after the Commencement Date of the Lease to report to Landlord any latent defects in the construction of the Premises or the mechanical systems relating thereto. Landlord shall promptly repair any such latent defects at its sole cost and expense.

     2. Exclusions from Operating Costs. In no event shall Operating Costs include any of the following: (a) ground rent and mortgage interest, (b) leasing commissions, costs of legal and other professional fees incurred in preparing, negotiating and executing leases or in resolving any disputes with tenants, (c) the cost of electrical energy furnished and metered directly to tenants of the Shopping Center, (d) cost of any tenant installations and decorating expenses incurred in connection with preparing space for any new tenant, (e) overhead costs, salaries and similar items over and above the 15% allowance set forth in
Section 4.01, (f) income taxes imposed upon Landlord, (g) cost of any special work or services performed by or at the request of any tenant, within tenant's premises, (h) costs incurred by Landlord, including legal and other professional fees, as a result of a breach by any tenant or Landlord of obligations under a lease, (i) increased insurance premiums caused by acts of any tenant, (j) costs of a capital nature, unless they result in decreased operating expenses (i.e., installation of an energy management system), (k) costs which are covered by insurance or by any manufacturer warranty, excluding any applicable deductibles and (l) depreciation.

     3. Interruption of Utility Services. In the event that any interruption or suspension of utility services results in the Premises being untenantable in whole or in part, then Tenant may abate all Rent payable hereunder based upon the extent of such untenantability, but only as follows: (a) if the interruption or suspension is caused by or results from the gross negligence or willful misconduct of Landlord, its agents, servants, employees or contractors, Rent shall abate as of the date of and for the duration of such untenantability, or (b) if such interruption or suspension of service is not caused by the gross negligence or willful misconduct of Landlord, its agents, servants, employees or contractors, Rent shall abate beginning seven days after the Premises become untenantable and continuing thereafter for the duration of such untenantability; provided, however, that if such suspension or interruption is caused by the negligence or willful misconduct of Tenant, Rent shall in no event abate hereunder.

     4. In the event that any repairs made by Landlord (or failure to make repairs as required by the Lease) results in the Premises being untenantable in whole or in part, then Tenant may abate all rent (and any additional rent) payable under the Lease based upon the extent of such untenantability, but only as follows: (a) if such untenantability is caused by or results from the gross negligence or willful misconduct of Landlord, its agents, servants, employees or contractors, rent shall abate beginning 45 days after written notice is received by Landlord, from Tenant and for the duration of such untenantability, or (b) if such untenantability is not caused by the gross negligence or willful misconduct of Landlord, its agents, servants, employees or contractors, rent shall abate beginning 90 days after written notice is received by Landlord, from Tenant, after the Premises become untenantable and continuing thereafter for the duration of such untenantability.

     5. Waiver of Subrogation. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant hereby waive and release each other from any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, officers and employees for any loss or damage that may occur to the Shopping Center or personal property located at the Shopping Center or within the Premises, by reason of fire, the elements or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies required to be maintained by Landlord and Tenant hereunder, regardless of origin, including negligence of Landlord or Tenant or their agents, employees and invitees as the case may be. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against such other party hereto. The above waiver shall also be applicable to Landlord in the event that Landlord elects to self insure hereunder.


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                                    ARTICLE 1
                       BASIC LEASE PROVISIONS AND EXHIBITS

     Section 1.01 - Summary of the Basic Lease Provisions

     800  (A) DATE OF LEASE AND SIGNING BY LANDLORD:       February [10], 1996.

          (B) NAME OF LANDLORD:         ADDRESS OF LANDLORD:

JFJ REAL ESTATE LIMITED PARTNERSHIP     c/o CS MANAGEMENT GROUP
an Illinois Limited Partnership         4050 Pennsylvania, Suite 215
d/b/a Town Centre Shopping Center       Kansas City, MO 64111
                                        Attn.: Director of Property Management

          (C) NAME OF TENANT:           ADDRESS OF TENANT:

800 TRAVEL SYSTEMS, INC., d/b/a         4802 Gunn Highway
1-800-LOW-AIR-FARE                      Suite 140
a Delaware Corporation                  Tampa, FL 33624

          (D) NAME OF GUARANTOR:        ADDRESS OF GUARANTOR:
                  None

          (E) PERMITTED USE: Solely and exclusively for Telecommunication, Telemarketing, General Office and Retail purposes. Other than the foregoing, the Premises shall be used for no other purpose.

          (F) TENANTS TRADE NAME: 1-800-Low-Air-Fare.

          (G) SHOPPING CENTER: Towne Centre (the "Shopping Center") described in Exhibit "A" attached hereto and incorporated by reference into the Lease.

          (H) THE PREMISES: The portion of the Shopping Center crosshatched on the "Site Plan" attached hereto as Exhibit "B" and made a part hereof and designated as Space Number 140-150; said Premises containing approximately 33,388 square feet.

          (I) COMMENCEMENT DATE: The Lease Term begins on the earlier to occur of the date upon which Tenant opens for business in the Premises or May 1, 1996, provided that substantial completion of Landlord's work, as outlined in Exhibit "c" for Phase I, has been achieved by such date.

          (J) RENTAL DUE DATE: First day of each month.

          (K) LATE PAYMENT CHARGE: Five percent (5%) of monthly Fixed Minimum Rent due per each occurrence. Assessed and payable


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     on all payments received after the fifth (5th) business day of each month.

          (L) INTEREST ON DELINQUENCIES: Maximum legal rate or eighteen percent (18%) per annum, one and one half percent (1.5%) per month, whichever is less, from Rental Due Date. Assessed and payable on all payments received after the fifth (5th) business day of each month.

          (M) YEAR: Each twelve (12) month anniversary of the term commencing on the Commencement Date. However, if the Commencement Date does not occur on the first day of a calendar month, the first Year hereunder shall include the remainder of the month during which the Commencement Date occurs, plus the twelve (12) month period immediately succeeding the month during which Commencement Date occurred and each Year thereafter shall be the consecutive twelve (12) month period commencing on each anniversary of the first day of the full month immediately subsequent to the month during which the Commencement Date occurred.

          (N) LEASE YEAR: Twelve (12) consecutive calendar months commencing on January 1 and ending December 31. The term "Partial Lease Year" is the period from the Commencement Date through December 31 of the calendar year of the Commencement Date and any other period beginning on the first day of any Lease Year and ending, by reason of the expiration or earlier termination of this Lease, prior to the end of such Lease Year.

          (O) LEASE TERM AND EXTENSION RIGHTS: Approximately eleven (11) years beginning on the Commencement Date and expiring on the day immediately preceding the eleventh (11th) anniversary of the Commencement Date, but if the Commencement Date is not the first day of a calendar month, the Lease Term will expire on the last day of the calendar month in which the eleventh (11th) anniversary of the Commencement Date occurs. Provided Tenant is not in default, the Tenant shall be granted one Renewal Option for a period of five (5) years at the then market rate, as agreed to by Landlord an Tenant or as determined by an appraiser as selected by Landlord, which rate shall not be less than the then current base rate plus an increase equal to three percent (3%) in year one and the Fixed Minimum Rent shall increase three percent (3%) on each anniversary date of each year of the Renewal Option period. Tenant will give written notice to the Landlord on or before September 1, 2006 of Tenant's intention to exercise its Renewal Option. Failure by Tenant to notify Landlord on or before the date indicated will nullify Tenant's Renewal Option. Landlord will within sixty (60) days of receipt of Tenant's notice, provide Tenant the new Fixed Minimum Rent.


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

          (Q) LANDLORD'S WORK: That construction work to be substantially completed by landlord prior to delivering the Premises to Tenant, a description of which is contained in Exhibit "C", the Work Rider. The Landlord agrees to provide up to four hundred thousand dollars ($400,000) in Tenant Improvement Allowances to the Tenant. Said Tenant Improvement Allowance shall exclude up to $32,000 of Architectural fees, which shall be the sole responsibility of the Landlord. Landlord agrees that if the final cost of the Tenant Improvements are less than $350,000, then the Fixed Minimum Rent shall be reduced equally over the Lease Term on a square foot basis by an amount equal to the amount by which $350,000 exceed the actual cost of Tenant Improvements. In no event shall the Fixed Minimum Rent be reduced by more than $.1361 per square foot. Said Tenant Improvement Allowance shall not be used for furniture, fixtures, equipment, computer cabling or installation thereof, telephone system equipment, installation or cabling, satellite dish equipment, installation or cabling or special electrical cabling as determined by the sole discretion of the Landlord.

          (R) TENANT'S WORK: All construction work other than Landlord's Work which is required to complete the Premises to a finished condition ready for the conduct of Tenant's business. Tenant's Work shall be performed in a good and workmanlike manner in conformity with all governmental codes, statutes, rules and regulations and by a duly licensed and insured contractor who meets the criteria set forth in Exhibit "C".

          (S) CONSUMER PRICE INDEX: If applicable, the Index known as "United States Bureau of Labor Statistics, [Revised] Consumer Price Index (CPI), United States City Average for all Urban Consumers (1982-84=100). If discontinued, Landlord shall designate a reasonable alternative and comparable Consumer Price Index.

          (T) FIXED MINIMUM RENT: The sum due and payable to the Landlord will be $2,186,467.26 for the initial term of the Lease payable each Year as defined in 1.01(J) and calendar month during the Lease Term, subject to adjustment as provided in Section 3.01, is:

================================================================================
       YEAR           ANNUAL FIXED MINIMUM RENT            MONTHLY RENT
--------------------------------------------------------------------------------
        1                    $ 54,276.16                    $ 4,523.00
--------------------------------------------------------------------------------
        2                    $171,484.11                    $14,290.34
--------------------------------------------------------------------------------
        3                    $188,178.11                    $15,681.51
--------------------------------------------------------------------------------
        4                    $188,178.11                    $15,681.51
--------------------------------------------------------------------------------


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

================================================================================
       YEAR           ANNUAL FIXED MINIMUM RENT            MONTHLY RENT
--------------------------------------------------------------------------------
        5                    $204,872.11                    $17,072.68
--------------------------------------------------------------------------------
        6                    $204,872.11                    $17,072.68
--------------------------------------------------------------------------------
        7                     $221,566.1                    $18,463.84
--------------------------------------------------------------------------------
        8                    $221,566.11                    $18,463.84
--------------------------------------------------------------------------------
        9                    $238,260.11                    $19,855.01
--------------------------------------------------------------------------------
        10                   $238,260.11                    $19,855.01
--------------------------------------------------------------------------------
        11                   $254,954.11                    $21,246.18
================================================================================

     The Fixed Minimum Rent above excludes any applicable state or local imposed sales taxes on Rent due hereunder, the cost of which shall be borne by Tenant in accordance with Florida state law.

     (W) COOPERATING BROKER: NONE.

     (AA) PREPAID RENT: Four thousand Five hundred Twenty-three and NO/100ths DOLLARS ($4,523.00) payable upon Tenant's execution of this Lease to be applied to the first installment(s) of Fixed Minimum Rent plus applicable state or local imposed sales taxes on Rent due hereunder the cost of which is $294.00. Total due to Landlord upon execution of the Lease by Tenant is $4,817.00.

     (AB) TENANT INDUCEMENT: As inducement to Landlord for the Tenant Improvement Allowances and the discounted rental rates early in the Lease, and in lieu of a security deposit, Tenant shall convey to Landlord, upon execution of this Lease, legal rights, title and interest to one Share or Unit of the "A Unit" private placement stock of Tenant being offered for public sale by Tenant in accordance with Tenant's Private Placement Memorandum and Prospectus number #66 (the "Stock") which Stock is being offered for $100,000 per "A Unit". Tenant represents and warrants that it has good title to the Stock, and that conveyance of marketable title to such Stock to Landlord has been duly authorized and approved by Tenant's Board of Directors pursuant to a current resolution of Tenant's Board of Directors.

Section 1.02 - Significance of Basic Lease Information

All of the provisions, covenants and conditions set forth in the remainder of this Lease and all exhibits and attachments hereto, are by this reference incorporated into this Article 1 as if the same were set forth at length in
Article 1. Each reference in the remainder of the Lease and exhibits and other attachments to any provisions in Article 1 will be construed to incorporate all


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of the terms provided under this provision. In the event of any conflict between a provision in Article 1 and the remainder of this Lease or exhibits or other attachments, the latter will control.

                                    ARTICLE 2
               LANDLORD'S GRANT OF POSSESSION AND QUIET ENJOYMENT

Section 2.01 - Demise

In consideration of the Rent, covenants and agreements contained in this Lease, Landlord leases the Premises to Tenant, and Tenant hereby rents it, so that Tenant shall continuous operate its business in accordance with the Permitted Use without creating any nuisances and, subject only to the Lease terms and conditions, matters of public record, public or private restrictions affecting Landlord or the Shopping Center and all applicable governmental rules and regulations. The Premises includes only the interior improvements specifically granted and as to the Premises Landlord may take whatever reasonable actions are necessary to fulfill its obligations hereunder and while doing so shall take reasonable efforts not to adversely interfere with Tenant's operations.

Section 2.02 - Use of Common Areas and Relocation Rights

Tenants may use the Common Area with others subject, however, to the terms and conditions of this Lease and to the Rules and Regulations as set by the Landlord. "Common Areas" mean all facilities outside of any Premises furnished by Landlord for the non-exclusive use of the occupants of the shopping Center, their officers, agents, employees and customers. The Common Area shall be solely controlled by Landlord. Landlord may alter the size, scope and configuration of the Shopping Center and any portion(s) of the Common Area, including, the construction of other buildings or improvements in the Shopping Center and the construction of parking facilities, provided only that the size, access and location of the Premises, and the parking facilities shall not be materially, adversely impaired.

Section 2.03 - Construction/Possession

Landlord's delivery to Tenant of the Premises for the commencement of Tenant's Work establishes acceptance of the Premises by Tenant in satisfactory condition and in full compliance with all of Landlord's covenants and obligations. Tenant shall accept possession upon substantial completion of Landlord's Work, if any. No representations or inducements respecting the condition of the Premises have been made to Tenant that any other tenants have leased or will continue to lease space within the Shopping Center or that Tenant has any product


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exclusive unless stated herein to the contrary. Tenant shall perform Tenant's
Work in accordance with the Landlord's requirements and shall install such first class stock, fixtures and equipment and perform such other work as shall be necessary to prepare the Premises for the opening and continuous operation of business. Tenant shall pay for temporary utilities from the date when the Premises is made available to Tenant for Tenant's Work (or from the date when Tenant commences to perform its Tenant's Work, if earlier) until Commencement Date.

SEE SPECIAL STIPULATION RIDER #1.

Section 2.04 - Quiet Enjoyment

Upon paying all sums due from Tenant to Landlord and performing and observing all of Tenant's covenants and obligations, Tenant, subject to the provisions hereof, shall peacefully and quietly have, hold and enjoy the Premises throughout the Lease Term without interference by Landlord.

Section 2.05 - Statement of Lease Term and Rent

Upon Landlord's request, Tenant shall execute and deliver a written statement specifying the Commencement Date and the expiration date of the Lease Term and the Fixed Minimum Rent after reduction, if any, for cost savings in the Tenant Improvement Allowances.

                                    ARTICLE 3
                                      RENT

Section 3.01 - Fixed Minimum Rent

Tenant covenants and agrees to pay to Landlord, in lawful money of the United States, Fixed Minimum Rent, and applicable state and local sales tax, as provided in Section 1.01 in advance without demand, deduction or set-off whatsoever on the first (1st) day of each calendar month during the lease Term. Fixed Minimum Rent for any partial calendar month during the Lease Term shall be prorated on a per diem basis.

Section 3.07 - Additional Rent and Address for Payment

In addition to Fixed Minimum Rent, all other payments due and payable by Tenant hereunder, including, but not limited to, Tenant's proportionate share of "Operating Costs" and "Taxes" (as hereinafter defined), are known as "Additional Rent" and such sums shall be due and payable, together with interest thereon as provided below. Fixed Minimum Rent and Additional Rent are herein sometimes referred to as "Rent". Should Tenant fail to make any payment of Rent, within five business days after the Due Date, such unpaid amounts shall bear interest from the due date


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

thereof to the date of payment at the rate which is the lesser of eighteen percent (18%) per annum or the maximum interest rate permitted by law. Tenant also shall pay as Additional Rent the Late Payment Charge outlined in Section
1.01 (K) for processing of late payments. Rent shall be due at the address specified By Landlord for notices hereunder.

                                    ARTICLE 4
                             OPERATING COSTS, TAXES

Section 4.01 - Operating Costs

Along with Fixed Minimum Rent and as part of Additional Rent, Tenant covenants to pay it share of all increases in the costs of maintaining, repairing, operating and insuring the Common Areas and other portions of the Shopping Center which are the responsibility of the Landlord including management fees and an administrative cost equal to fifteen percent (15%) of the foregoing costs, (collectively, "Operating Costs") over the Base Expense Stop in the amount of $99,000.00. Increases shall not be greater than five percent (5%) per year, cumulative.

Tenant's share of Operating Costs shall be determined by the following formula:

                                               $99,000.00 (Base
33,388 (Gross Leasable Area of Premises)   X   Operating Costs)
----------------------------------------       ----------------
72,213 (Gross Leasable Area of Shopping
Center)

Tenant's pro rata share is 46.235%

The gross leasable area of the Premises is measured from the center line of demising wall and to the exterior faces of exterior walls or windows. Landlord shall estimate these costs annually and Tenant covenants to pay one-twelfth (1/12th) of such estimated amount monthly, along with its monthly installment of Fixed Minimum Rent. Landlord shall provide to Tenant a written reconciliation of actual Operating Costs to payments received from Tenant by May 1 of the succeeding Lease Year. Any excess payments by Tenant shall be applied towards next month's (or months') Operating Costs and any shortage shall be paid to Landlord with Tenant's next Rent payment. Tenant's share of Operating Costs shall be prorated for any Partial Lease Year hereunder. Failure of Landlord to provide the statement called for hereunder within the time of prescribed shall not relieve Tenant from its obligation hereunder. SEE SPECIAL STIPULATION RIDER #2.


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Section 4.02 - Taxes

Throughout the Lease Term, Tenant shall pay monthly as Additional Rent its proportionate share, see 4.01 above, of all increases over the Base Year Cost of 1995 which is $43,569.62. "Taxes" mean all federal, state, local, governmental, special district and special service area taxes, charges, assessments and any other government charges, surcharges and levies, general and special, ordinary or extraordinary, including state or local imposed sales taxes on Rent of any kind whatsoever (including interest thereon whenever same may be payable in installments) which Landlord shall pay or be obligated to pay arising out of the use, occupancy, ownership, leasing, management, repair or replacement of the Shopping Center, any appurtenance thereto or any property, fixtures or equipment thereon. Taxes also include the costs (including, without limitation, fees of attorneys, consultants or appraisers) of any negotiation, contest or appeal pursued by or on behalf of Landlord and relating to the Shopping Center. Taxes exclude any income, transfer, profit, inheritance or franchise tax which may be imposed upon Landlord. Tenant's share of Taxes shall be computed by multiplying Taxes by the fraction utilized in Lease Section 4.01. Landlord shall estimate Taxes annually and Tenant covenants to pay one-twelfth (1/12th) of such estimated amount monthly, along with its monthly installment of Fixed Minimum Rent. Landlord shall reconcile actual Taxes to payments received from Tenant by May 1 of the succeeding Lease Year. Should Taxes be underestimated, Tenant shall pay any deficiency with the next payment of Fixed Minimum Rent, and Landlord shall appropriately adjust its estimates. Any excess payments shall be credited against Tenant's next payment of Taxes. Failure of Landlord to provide the statement called for hereunder within the time prescribed shall not relieve Tenant from its obligation hereunder.

                                    ARTICLE 5
                            ADVERTISING AND PROMOTION

Section 5.01 - Advertisements, Grand Opening Charge and Promotional Charge

No more than three (3) times per Lease Year, Tenant, at Tenant's cost, shall participate in the cooperative advertising of the Shopping Center. Should Tenant fail to participate, Tenant shall pay as Additional Rent a fee of Three Hundred and No/100th Dollars ($300.00) for each occurrence of non-participation.

                                    ARTICLE 6
                                    UTILITIES

Section 6.01 - Utilities

Tenant shall contract and pay for all utilities used or consumed in the Premises, including any tap-in, connection and metering fees which may be charged by the applicable utility supplier. If Tenant fails to pay such charges when due, then Landlord may, pay such charge on behalf of Tenant, with any such amount paid by Landlord being repaid by Tenant to Landlord, promptly upon demand, or at Landlord's option, along with an administrative charge of One Hundred Fifty and No/100ths Dollars ($150.00). The Landlord is not responsible for any interruptions or curtailment in utility services unless caused by the act of its agents or employees and if so caused, Landlord shall use prompt and reasonable efforts to restore said utility. SEE SPECIAL STIPULATION RIDER #3.

                                    ARTICLE 7
                 INSTALLATION, MAINTENANCE, OPERATION AND REPAIR

Section 7.01 - Tenant Installation of Fixtures and Other Changes

Tenant shall install first class trade fixtures and equipment required to operate its business. All trade fixtures, signs or other personal property installed in the Premises by Tenant shall remain its property and may be removed at any time, provided that Tenant is not in default and that the removal thereof does not cause, contribute to or result in Tenant's default hereunder. Tenant shall, at its expense, promptly repair any damage to the Premises. The term "trade fixtures" excludes carpeting, floor coverings, attached shelving, lighting fixtures, wall coverings or similar Tenant improvements, all of which shall become the property of Landlord upon surrender of the Premises. Tenant shall perform no work costing more than $5,000.00 in the aggregate per Lease Year, without the prior written approval of Landlord. Any work permitted shall be at Tenant's sole cost and expense and be done in a good and workmanlike manner in compliance with all governmental requirements and the Handbook, if any, without any liens attaching to the Premises or the Shopping Center.

Section 7.02 - Non-Premises Maintenance by Landlord

Landlord shall keep the exterior supporting walls, foundations, roof, landscape sprinkler system (if any), gutters and downspouts of the Premises in good repair. Landlord shall not repair, maintain, alter or perform any other repairs to the Premises including any plumbing, ventilating, electrical, air conditioning or other mechanical installations, but, to the extent not caused by the action or inaction of Tenant or its agents or independent contractors, shall repair the plumbing, sanitary sewer, electrical and water lines to their entry point into the Premises. Landlord shall maintain and keep in good repair the Common Areas (including, without limitation, the parking lot)


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

within the Shopping Center. Except as provided in Article 9 hereof, Landlord shall have no responsibility whatsoever to make any repairs in the Premises resulting from (a) any alterations, modifications or improvements made by or on behalf of Tenant, (b) the installation of Tenant's property, fixtures (trade or otherwise), equipment or inventory, (c) Tenant's use or occupancy of the Premises in violation hereof or in a manner not contemplated by Landlord as of the date hereof, or (d) the acts or omissions of Tenant, its employees, agents contractors, sub- tenants, invitees, licensees or customers. SEE SPECIAL STIPULATION RIDER #4

Section 7.03 - Premises Maintenance By Tenant

Except for Landlord's maintenance responsibilities as provided in Section 7.02, Tenant shall, at Tenant's expense, keep the Premises and appurtenances thereto, including all glass and exterior doors, in good order, condition and repair and in a clean, pleasant, sightly, sanitary and safe condition and free from loiterers. If Tenant fails to do so Landlord, after notice, may perform these duties and Tenant agrees to reimburse Landlord the reasonably incurred costs, including an administrative fee equal to twenty percent (20%) of the costs, upon ten (10) days request. Tenant shall make any and all additions, improvements, alterations and repairs to or on the Premises, other than those required for load-bearing interior walls and the roof, foundation or exterior walls, required by any lawful authorities or insurers. Landlord may deal directly with any authorities respecting their requirements for additions, improvements, alterations or repairs. Through a licensed or qualified contractor reasonably approved by Landlord, Tenant shall cause to be performed all maintenance on the Premises and its systems and equipment, including, but not limited to the fire sprinkler system, in a good and workmanlike manner including the monthly changing of heating, ventilating and air conditioning filters and lubrications, adjustments, and inspections and shall provide evidence of such maintenance within thirty (30) days of Landlord's request. Tenant, at its expense, shall retrofit, replace and/or repair such systems, equipment and all components thereof as required to maintain such systems in good working order and repair. Upon prior notice, Landlord, through an independent contractor, may undertake HVAC maintenance at competitive rates and charge Tenant for such maintenance as Additional Rent and in such event, Tenant covenants to pay such charges, including an administrative fee equal to twenty percent (20%) of the costs. Any and all roof penetrations and sprinkler changes required by Tenant's Work, whether or not performed by Landlord or for Tenant to comply with this Section
7.03 shall be made at Tenant's cost but at a competitive price by Landlord's independent roofing and sprinkler contractors, respectively.


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

Section 7.04 - Signs, Awnings and Canopies

No exterior door, wall or window signs, awnings or canopies nor any lighting or protruding object or any decoration, lettering or advertising mater on any exterior door, wall or window of the Premises is permitted without Landlord's advance written consent. Tenant shall maintain any local authority and Landlord approved sign, canopy, prior decoration, lettering or advertising matter in good condition and repair and shall obtain any and all permits or licenses required by applicable governmental authorities.

Section 7.05 - Liens

No encumbrances, charges or liens against the Shopping Center shall exist because of any action or inaction by Tenant or its independent contractors. Tenant shall discharge by bond or otherwise within fifteen (15) days of notice of its existence, any lien, encumbrance or other charge arising in violation of this Section.

Section 7.06 - Surrender of Premises

Upon termination, Tenant shall surrender the Premises in the same condition as the date Tenant opened for business, reasonable wear and tear and loss due to casualty and condemnation excepted, and shall surrender all keys for the Premises to Landlord. Tenant must remove all its trade fixtures and personal property and, if requested, any other installation, alterations or improvements made by Tenant and shall repair any damage caused thereby.

                                    ARTICLE 8
                                    INSURANCE

Section 8.01 - Tenant's Coverage

Tenant shall have statutory worker's compensation, insure its property for all occurrences within the Premises and maintain, at its expense, comprehensive or commercial general insurance for the Premises. such coverage shall (i) have a single limit of not less than $3,000,000.00, (ii) cover Tenant's contractual liability hereunder, (iii) cover any third parties performing work in the Premises and (iv) name Landlord and Tenant as insureds. Tenant shall also keep in force all risk property coverage insurance for the full replacement value of Tenant's improvements. Tenant shall deliver certificates thereof to Landlord within ten (10) days of the Commencement Date which certificates shall reflect that the policies shall not be canceled without ten (10) days prior notice to Landlord, but if any work is to be performed for Tenant's improvements, the Certificate shall be delivered to Landlord prior to commencement of the improvements. If Tenant fails to obtain the necessary coverages, Landlord may do so and charge Tenant as part of Rent. Tenant's property insurance coverage shall include a waiver of subrogation against Landlord. SEE SPECIAL STIPULATION RIDER #5.

Section 8.02 - Increase in Fire or Environmental Insurance Premium

Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article or service which may be prohibited by or increase the premiums under Landlord's property insurance policy or which is prohibited by any local, state or federal agency.

Section 8.03 - Landlord's Coverage

Landlord shall self insure or maintain adequate public liability and property (in an amount of not less than 80% of replacement cost) and rental insurance covering the Shopping Center. Tenant shall bear its proportionate share of the cost of insurance procured by Landlord, all in accordance with Section 4.01. Landlord shall waive any property damage claims against Tenant to the extent of Landlord's insurance.

Section 8.04 - Indemnification

Except as limited by Landlord's waivers in Special Stipulation Rider #5, Tenant warrants to protect, defend, indemnify and hold Landlord and Landlord's managing agent harmless from and against any and all claims, damages, liabilities or expenses arising out of or from (i) Tenant's use of the Premises, (ii) any breach or default in the performance of any obligation of Tenant, (iii) any act, omission or negligence of Tenant, its sublessees, assignees, licensees or concessionaries or any of their respective agents, employees and contractors. Tenant shall maintain a contractual liability endorsement to its public liability policy, specifically endorsed to cover the indemnity provision of this Section. Landlord shall not be liable for any damage to or loss of Tenant's personal property, inventory, fixtures or improvements.

Landlord shall protect, indemnify and save Tenant harmless from and against any liability and expense arising from injuries or damages to persons or property (except tenant's property) occurring in the parking lots (except exclusively dedicated to Tenant after commencement of the Lease, if any), common ways, or common areas in the Shopping Center which are caused by the gross negligence or willful misconduct of Landlord, its agents, servants or employees.

                                    ARTICLE 9
                             DAMAGE AND DESTRUCTION

Section 9.01 - Fire, Explosion or Other Casualty (an Occurrence)

Tenant shall immediately give notice to Landlord of any damage to the Premises. If the Premises are damaged by a fire, explosion or other casualty (an Occurrence) to an extent of less than fifty percent (25%) of the cost of replacement of the Premises, the damage, except as provided in Section 9.02, shall promptly be repaired by landlord subject to this Section. Tenant may terminate this lease if such repairs are not commenced within 90 days after the Occurrence Date and thereafter diligently prosecuted, or if such repairs are not completed within 180 days after the Occurrence Date. Landlord shall not be required to repair or replace Tenant's improvements, alterations and additions, inventory, fixtures, furniture, furnishings, floor coverings, equipment and other personal property. If such damage occurs and (i) Landlord is not required to repair as provided above, or (ii) the Premises shall be damaged to the extent of fifty percent (50%) or more of the cost of replacement, or (iii) the building of which the Premises are a part is damaged to the extent of twenty-five percent (25%) or more of the cost of replacement, or (iv) the buildings (taken in the aggregate) in the Shopping Center shall be damaged to the extent of more than twenty-five percent (25%) of the cost of replacement, Landlord may repair or rebuild the Premises or the building(s), or terminate this Lease upon notice of such election in writing to Tenant within ninety (90) days after the Occurrence. If the Occurrence renders forty percent (40%) or less of the Premises untenantable and Tenant does not utilize the portion rendered untenantable, a proportionate abatement of the Rent shall be allowed from the Occurrence date until the date Landlord completes its work, said proportion to be computed on the basis of the relation which the gross square footage of the untenantable space bears to the floor area of the Premises. If more than forty percent (40%) of the Premises is rendered untenantable, and Tenant does not utilize the entire Premises for any purpose, then if and until Landlord restores it to the condition they were in on the Commencement Date, Rent shall abate until substantial restoration. If any Occurrence precludes twenty-five percent (25%) or more of the Premises' use by Tenant and less than twelve (12) months remain on the then current term, notwithstanding any of the other provisions of this Section, Landlord shall have no obligation to repair or rebuild unless Tenant, within thirty (30) days of the Occurrence, irrevocably exercises its next option, if any, to extend this lease. If no such option exists and less than twelve (12) months remain in the term, Landlord shall have no obligations to restore or rebuild. In the event of any Occurrence affecting Tenant's ability to operate, Tenant's Percentage Rent under the above circumstances for the purpose of Section 3.02 hereof and the computation of Percentage Rent shall be based upon an adjusted Percentage Rent

Breakpoint which is decreased in the same proportion as Fixed Minimum Rent has been abated pursuant to this Section.

Section 9.02 - Landlord's and Tenant's Work

Upon an Occurrence, Landlord need only repair as is necessary to place the Premises in the same condition as when possession was initially delivered to Tenant, provided, however, Landlord shall not be required to rebuild or restore any portion of Tenant's Work or of any addition work performed by Landlord on behalf of Tenant. Immediately thereafter, Tenant shall, at Tenant's expense, promptly perform Tenant's Work and shall repair or replace its inventory, fixtures, personal property, and if applicable shall promptly reopen for business.

                                   ARTICLE 10
                                  CONDEMNATION

Section 10.01 - Condemnation

If any or part of the Premises is rendered unusable because of a taking via eminent domain (or via a deed in lieu thereof), or if any part of the Shopping Center is taken and its continued operation is not in Landlord's opinion economical, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. In the event of a partial taking which does not result in the termination of this Lease, Fixed Minimum Rent shall be proportionately reduced according to the part of the Premises remaining usable by Tenant. Rental shall also be proportionally abated during any restoration period, to the extent said restoration renders the premises unusable by Tenant for Tenant's purposes intended hereunder.

Section 10.02 - Condemnation Award

All compensation awarded or paid for any taking shall be the property of Landlord and Tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to any and all such compensation. Nonetheless, Landlord shall not be entitled to any award specifically made to Tenant for moving expenses or for the taking of the unamortized portion of Tenant's trade fixtures, furniture or leasehold improvements, based upon the earlier to occur of the expiration of the useful life thereof or the amount of time remaining in the then term hereof.

Section 10.03 - Landlord's and Tenant's Work

If this Lease is not terminated as provided above, Landlord shall promptly repair such structural portions of the Premises as may be necessary for Tenant to operate its business, to the extent of condemnation proceeds made available to landlord specifically for such purpose. Promptly following such repair, Tenant shall, at Tenant's expense, perform Tenant's Work required pursuant to the attached Handbook, if any, and shall timely open and operate and otherwise conform to the requirements of this Lease.

                                   ARTICLE 11
                              DEFAULT AND REMEDIES

Section 11.01 - Default

If Tenant fails to:

(i) pay all or any portion of the Fixed Minimum Rent, Additional Rent or any other sum, within 5 business days of the Due Date;

(ii) cease all conduct prohibited hereby within 5 days after receipt of written notice from Landlord;

(iii) take actions within 30 days in accordance with the provisions of any written notice from Landlord to remedy Tenant's failure to perform any of the terms, covenants and conditions hereof;

(iv) open or conduct business in the Premiss as required;

(v) have any bankruptcy proceedings dismissed within thirty (30) days after filing;

(vi) cease committing waste to the Premises upon written notice from Landlord;
or

(vii) conform with the lease provisions and is otherwise in breach of Tenant's obligations and shall not have cured within ten (10) days following written notice from Landlord; then Tenant shall be in default. Landlord may without further notice (a) terminate this Lease, (b) terminate Tenant's right to possession without terminating this Lease or (c) without terminating this Lease re-enter and resume possession of the Premises. If Landlord re-enters the Premises or terminates Tenant's right to possession of the Premises, Tenant covenants to pay all remaining Rent and Additional Rent as and when due, or if accelerated, discounted as set below. Tenant shall be responsible for all expenses incurred by Landlord in regaining possession and in releting the Premises, until such time, if any, as Landlord relets same and the Premises are occupied by such successor. Upon reletting, sums received from such new lessee shall be applied first to payment of costs incident to reletting and regaining possession; then to any indebtedness to Landlord from Tenant other than for fixed Minimum Rent; and any remaining excess shall then be applied to the payment of Fixed Minimum Rent due and unpaid. The balance, if any, between all amounts to be received and sums received by Landlord on reletting, shall be paid by Tenant to Landlord in full, within five (5) days of notice of same from Landlord. Tenant shall have no right to any proceeds of reletting that remain following application of the proceeds as above and Landlord shall be entitled to same as a brokerage fee for reletting the Premises.

Section 11.02 - Rights and Remedies

Landlord may exercise any or all remedies in this Lease in addition to any others and upon reasonable notice to Tenant, may cure any breach by Tenant at Tenant's cost and expense. Tenant shall reimburse Landlord for such expense upon demand.

Section 11.03 - Bankruptcy

If Landlord cannot terminate this Lease because of law, then Tenant, as a debtor in possession or on behalf of any trustee for Tenant, shall; (i) within the statutory time, assume or reject the Lease and (ii) not seek or request any extension or adjournment of any application to assume or reject this Lease by Landlord. In such event, Tenant or any trustee for Tenant may only assume this Lease if (A) it cures or provides adequate assurance that it will promptly cure any default hereunder, (B) it compensates or provides adequate assurance that Tenant will promptly compensate Landlord for any pecuniary loss to Landlord resulting from Tenant's defaults, and (C) it provides adequate assurance of performance during the Lease Term of all of the terms, covenants and provisions of this Lease to be performed by Tenant. In no event after the assumption of this Lease shall any then-existing default remain uncured for a period in excess of the earlier of ten (10) days or the time period set forth herein. Adequate assurance of performance shall include, without limitation, adequate assurance
(1) of the source of rent reserved hereunder, (2) that any Percentage Rent due hereunder will not decline from the levels anticipated, and (3) that the assumption of this Lease will not breach any provision hereunder.

Section 11.04 - Attorney's Fees and Acceleration

If Landlord requires an attorney to enforce any of the provisions of this Lease, Landlord shall be entitled to all reasonable expenses and cost actually incurred by it. If Tenant ceases operations within the Premises in violation of this Lease, landlord may accelerate all amounts due under this Lease for the remainder of the term with a deduction to present value based upon two (2) points above the discount rate at the time of the acceleration. If Tenant pays to Landlord all accelerated sums due, any net rent received by virtue of the reletting of the Premises shall be reimbursed to Tenant as received.

Section 11.05 - Landlord's Lien

All property of the Tenant which is now or any hereafter be at any time during the Lease Term in or upon said Premises, whether exempt from execution or not, shall be bound by and subject to a lien for the payment of the Fixed Minimum Rent and Additional Rent herein reserved, and for any damages arising from any breach by the Tenant of any of the covenants or agreements of this Lease to be performed by Tenant. In the event of default Tenant in the payment of Fixed Minimum Rent and/or Additional Rent or otherwise, Landlord may, subject to rights of previous lien holders, foreclose such lien and take possession of said property or any part or parts thereof and sell or cause the same to be sold, at such place as Landlord may elect, at public or private sale, with or without notice, to the highest bidder for cash and apply the proceeds of said sale to pay the costs of taking possession of and selling said property, including Landlord's legal cost and attorney fees, and then toward the rental, debt and/or damages as aforesaid. Any excess of the proceeds of said sale over said costs, rental, debt, and/or damages shall be paid to Tenant. Any such sale shall bar any right of redemption by Tenant. Unless an Event of Default shall have occurred and be continuing hereunder, Landlord shall not file A UCC-1 with respect to the foregoing lien.

                                   ARTICLE 12
                            ASSIGNMENT AND SUBLETTING

Section 12.01 - Covenant Not to Assign or Sublet Without Consent

Tenant covenants that it will not assign, mortgage or encumber this Lease, nor sublease the Premises, or permit the Premises or any part of the Premises to be used or occupied by others whether voluntarily or by operation of law, without the prior written consent of Landlord in each instance. If Tenant conforms with
Section 12.02 below, Landlord shall not unreasonably withhold its consent to the assignment or sublease.

Section 12.02 - Conditions for Landlord's Consent to Assign or Sublease

The granting of consent by Landlord shall be preconditioned upon the fulfillment of the following requirements: (1) Landlord shall be provided with at least thirty (30) days written notice prior to any proposed assignment or subletting;
(2) Tenant shall remain primarily liable under this Lease and shall guaranty the Lease if Landlord so requests; (3) Any proposed assignee or sublessee shall assume, in a written instrument acceptable to Landlord, all of the obligations of Tenant; (4) No use shall be employed in connection with the Premises other than the Permitted Use set forth in this Lease; (5) The Premises shall remain intact unless Landlord agrees to the contrary; (6) The successor shall have a good reputation in the area and be financially capable of fulfilling its obligation;
(7) The gross rental proceeds from the subtenant or assignee shall be equal to those paid by Tenant for Fixed Minimum Rent and Additional Rent; (8) Any use of the Premises permitted hereunder by the proposed sublessee/assignee will not violate or create any potential violation of any laws, nor will it violate any other agreements affecting the Premises, the Shopping Center or Landlord; (9) Tenant shall pay all reasonable attorney's fees or other costs associated with Landlord's review and approval of a prospective assignee or sublessee and (10) Tenant will not sublet or assign to an existing Shopping Center tenant, or to a person or entity with whom Landlord has negotiated for Shopping Center premises within the preceding six (6) months. If landlord improperly denies a sublease or assignment, Tenant's sole remedy shall be in equity.

Section 12.03 - Assignment in Violation of Article

No occupancy by any party other than Tenant or collection of Rent by Landlord will be deemed (1) a waiver of the provisions of this Article, or (ii) the acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease shall not relieve Tenant from obtaining Landlord's prior written consent in writing to any further assignment or sublease. No permitted subtenant shall assign or encumber its sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part to its subleased space to be used or occupied by others.

                                   ARTICLE 13
                                 RIGHTS OF ENTRY

Section 13.01 - Reasonable Right of Entry

Landlord or its agents may enter the Premises for any reasonable purpose and to bring and store necessary repair materials without any liability to Tenant. Landlord shall use reasonable efforts to minimize any disruption to Tenant's business caused by such entry. During the four (4) months before the end of the Lease Term or any renewal term, Landlord may place upon the Premises "To Let" or "For Rent" notices.

                                   ARTICLE 14
                        SUCCESSION TO LANDLORD'S INTEREST

Section 14.01 - Attornment, Subordination and Estoppel Certificates

Tenant shall attorn (recognize) and by bound to any of Landlord's assigns or successors under this Lease in accordance with all of the Lease terms, covenants and conditions. The term "Landlord" as used herein shall include any successor to Landlord's interest hereunder. This Lease is subject and subordinate to the present and future mortgages and their liens and to all renewals, modifications, consolidations, replacements and extensions thereof, and upon demand and upon receipt of an acceptable "Non Disturbance" covenant, Tenant shall promptly execute all documents evidencing its subordination and willingness to attorn to the future mortgages. Within ten (10) days after Landlord's request, Tenant shall return all Estoppel Letters or Certificates submitted by Landlord.

                                   ARTICLE 15
                                  HOLDING OVER

Section 15.01 - Holding Over

Tenant may not remain within the Premises after the day of Lease expiration without Landlord's written approval. With Landlord's approval, Tenant shall become a tenant at will and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay one hundred fifty percent (150%) of the Rent in effect as of the expiration date. If Tenant holds over without Landlord's written consent, Tenant also shall be a tenant at sufferance and shall pay twice the then effective Rent until Tenant surrenders possession. Nothing contained herein shall be interpreted to grant permission to Tenant to holdover or to deprive Landlord of any rights and remedies with respect thereto.

                                   ARTICLE 16
                              HAZARDOUS SUBSTANCES

Section 16.01 - Hazardous Substances

(a) Neither Tenant, it successors or assigns, nor any permitted assignees, sublessee, licensee or other person or entity acting at the direction or with the consent of Tenant shall (1) manufacture, treat, use, store or dispose of any "Hazardous Substance" (as hereinafter defined) on the Premises, the Shopping Center or any part thereof or (ii) permit the "release" (as hereinafter defined) of a Hazardous Substance on or from the Premises, the Shopping Center or any part thereof unless the manufacturing, treatment, use, storage, disposal, or release of a Hazardous Substance is approved in writing by Landlord.

(b) Tenant covenants, at its cost and expense, to protect, indemnify, defend and save Landlord harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgements, suits, proceedings, costs, or expenses of any kind or nature whatsoever (including, without limitation, attorney's fees and expert's fees) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord arising from or out of any Hazardous Substance on, in, under or affecting the Premises, the Shopping Center or any part thereof as a result of any act or omission by Tenant, its successors or assigns, or any assignee, permitted sublessee, licensee or other person or entity acting at the direction, knowledge or implied consent of Tenant. Said indemnity shall survive the termination of the Lease.

(c) The term "Hazardous Substance" shall mean any waste, substance or material
(i) identified in Section 101(14) of the Comprehensive Environmental Response, Compensation Liability Act of 1980, as the same may be amended from time to time (herein called "CERCLA"), or (ii) determined to be hazardous, toxic, a pollutant or contaminant under or regulated by, any federal, state, or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, as same may be amended from time to time, including, but not limited to, petroleum and petroleum products. The term "release" shall have the meaning given to such term in Section 101(22) of CERCLA.

                                   ARTICLE 17
                   CONDITIONS OF LANDLORD-TENANT RELATIONSHIP

Section 17.01 - Conditions of Landlord-Tenant Relationship

A. The Landlord's acceptance of some act in violation of the terms of this Lease shall not prevent the Landlord from insisting upon the strict performance of that term at any other time. Time is of the essence of this Lease.

B. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stated shall be other than on account. Any endorsement or statement on a check or any accompanying letter is void, and Landlord may accept such check or payment without prejudice to right or remedy at law or in equity or provided in this Lease. Unless required by law, by court order or as otherwise provided herein, any payments made by Tenant hereunder shall be applied in the following order against the following outstanding charges: (a) applicable state rent or sales tax (if any), (b) Fixed Minimum Rent, (c) the Promotion Charge, (d) Operating Costs, (e) Taxes and (f) any Rent or Additional Rent not covered by subparagraphs (a) through (e) above. Payments shall be applied within each of the foregoing categories against the sums first due and payable thereunder. Notwithstanding the foregoing, special billings and Percentage Rent billings shall be applied separately in accordance with the provisions hereof.

C. This Lease is the sole agreement concerning the Premises and the Shopping Center. All prior negotiations, considerations and representations have been incorporated herein. No course of prior dealings between the parties or their officers, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of the Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them. No course of conduct shall constitute an amendment.

D. Landlord and Tenant are not partners or joint venturers.

E. If Landlord or Tenant is delayed, hindered or prevented from performing any act or things required hereunder by reason of strikes, lock-outs, labor troubles, casualties, inability to procure labor, materials or financing, failure or lack of utilities, governmental laws or regulations, riots, insurrection, war, acts of God, or other causes beyond the reasonable control of either, the delayed party shall not be liable and the period of performance of any such act shall be extended for a period equivalent to the period of such delay. The foregoing is inapplicable to the payment of Rent and Additional Rent unless due to an act arising after Tenant's mailing and affecting the physical delivery of the payment.

F. Any writing required to be given under this Lease shall be delivered by hand delivery or sent by either United States certified mail, postage prepaid, return receipt requested, or overnight courier service and shall be addressed (i) if to Landlord, at the address provided in Section 1.01 (B) for Landlord or at such other address as Landlord may designate by written notice. and (ii) if to tenant, at the address provided in section 1.01 (C) for tenant or at such other address as tenant shall designate by written notice. Notices shall be effective upon delivery unless delivery is refused or cannot be made, in which event notice shall be effective on mailing. Facsimile notices shall be effective upon receipt if confirmed within twenty-four (24) hours by any of the foregoing methods.

G. The captions, section numbers, article numbers and index appearing are for convenience and do not define, limit, construe or describe the scope or intent of such Sections of this Lease nor in any way affect this Lease.

H. "Tenant" shall mean each and every entity or person executing this lease as a non-disclosed agent or if an agency relationship is disclosed then Tenant shall be the principal unless stated to the contrary or unless the agent is without authority to bind the principal to this Lease.

I. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Lease except CS Capital Group and Cooperating Broker, if any, whose commission shall be paid pursuant to a separate written agreement, and Landlord and Tenant covenant to pay, hold harmless and indemnify each other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent utilized by the indemnitor with respect to this Lease or the negotiation thereof.

J. The remainder of this Lease shall be enforceable if any section or clause is found invalid or unenforceable.

K. The submission of this Lease to a prospective Tenant is not an offer, a reservation of or option for the Premises, and this Lease becomes effective as Lease only upon execution and delivery thereof by Landlord and Tenant.

L. The Laws of the state in which the Shopping Center is located shall govern the validity, performance and enforcement of this Lease.

M. This Lease is binding upon any and all successors in title and assigns of Landlord and Tenant.

N. Any obligation which by its nature is due after this Lease expires, shall survive the Lease's termination.

O. In any judicial action, Tenant shall not assert any permissive counterclaims nor shall Tenant or landlord demand a jury trial.

P. No levy or execution against landlord shall be satisfied from any assets other than Landlord's equity interest in the Shopping Center.

Q. Highlighted language, if any, shall be of no greater or lesser force and effect than the remainder of this Lease. Any stricken language shall be treated as though it did not exist.

R. Tenant's remedy for any actual or alleged breach of any provision of this Lease by Landlord solely shall be the enforcement of that provision.

S. Any improvement or alteration to the Premises required because of Tenant's actual or contemplated use of the Premises shall be Tenant's obligation to undertake and complete at its expense.

T. If Tenant is a corporation, the individual(s) executing this Lease warrants that s/he has full authority to execute and to bind the Tenant to its terms and conditions pursuant to a current resolution of the Tenant's Board of Directors, which resolution shall be promptly provided upon request.

U. CS Capital Group L.L.C. and the Cooperating Broker, if any, are representing and are being paid by the Landlord.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal this day and year first above written.

                                          LANDLORD:
Federal I.D. #[36-3925324]                           JFJ REAL ESTATE
              --------------                         LIMITED PARTNERSHIP,
                                                     an Illinois limited
                                                     partnership, d/b/a
                                                     Town Centre Shopping
                                                     Center

                                          By:  John P. Crowe Company,
                                          Its: General Partner

[/s/ Stephen Soigfreid]                   By: [/s/ John P. Crowe]
-----------------------------                 ------------------------------
(seal)                                            John P. Crowe
Witness                                   Title:  President


                                          TENANT:
Federal I.D. #[59-3343338]                   800 TRAVEL SYSTEMS, INC.,
              ---------------                A Delaware Corporation, d/b/a
                                             1-800-Low-Air-Fare

[/S/ Francisco Moreira Jr.]               By: [/S/ Jerrold B.Sendrow]
-----------------------------                 ------------------------------
(seal)
Witness                                   Title:[President]
                                                ----------------------------


                                          Attest:[/S/ Jerrold B. Sendrow]
                                                 ---------------------------
SIGNATURE MUST BE WITNESSED AND
ATTESTED.                                 Title: [VP/CFO]
                                                 ---------------------------